Exhibit 99.1

April 3, 2014

Dear Shareholder:

I am pleased to report some important developments that occurred over the past year which we expect to lead to increased revenue and profitability for Mikros in 2014 and 2015. We have expanded the capability and reach of our core ADEPT product to other markets and ship classes, solidified our presence in Largo, Florida, a key defense industry hub, and aggressively explored commercialization of the core technology developed under our US Navy R&D partnership.

After nine years of profitability, Mikros sustained a loss in 2013 due to reduced contract activity which was caused in major part by the sequestration and Federal Government shut down. While we experienced significant contract shortfalls early in 2013, we increased our bookings and backlog to record levels in engineering work. As a result of this increased backlog, we have hired six new engineers and plan to hire more in the future. This relatively slow period also allowed us the opportunity to write additional proposals, develop new quality procedures, expand the ADEPT system, and set up a first-class production and repair facility in Largo, Florida. The time and money spent during this period was an investment in our company and in our people. As 2013 progressed, we managed to book more orders, regain a solid revenue stream, and turn a cash drain into positive cash flow and backlog as we entered 2014.

The foundation of our business continues to be our proprietary ADEPT technology. This system enables the US Navy to operate its most advanced radar/combat systems at truly optimized efficiency by providing a platform to service these complex systems remotely. With ADEPT, Navy personnel can troubleshoot and control the system via satellites reaching halfway around the world. This translates to not only improved fleet readiness, but also dollars saved flying technicians around the globe. We have shipped and installed over 100 ADEPT systems, on operating naval ships and we expect to deliver at least 150 additional units to the US Navy Aegis fleet (80-100 ships).

In addition to expanding the installed base of ADEPT systems, we provided extensive ADEPT training services in Japan, Norfolk VA and San Diego CA, and worked on several logistics support efforts for the product, including calibration and technical support. We demonstrated for the first time on an Aegis destroyer that the ADEPT system can be operated remotely by a shore-based expert. This distance support capability is destined to become even more important as the Navy reduces crew sizes on future ships, including the Littoral Combat Ship (LCS).

Two other recent developments hold promise for broader deployment of ADEPT and future production orders:

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First, a new program to modify the ADEPT system for a different Navy radar (the AN/SPS-49). ADEPT is currently used with the AN/SPY-1 radar for Aegis ships and a version for the new radar system could be deployed on several other classes of Navy ships. Finding new ADEPT targets has been a business development priority for some time, and this is the first program to receive funding. We are also pursuing several opportunities for other new target systems.

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Second, the network-based ADSSS CBM system we are currently developing for LCS has also generated interest in the Aegis community as a way of monitoring multiple shipboard systems. We are working with the Navy Integrated Warfare Systems (IWS) program offices to explore this further.

Additional operational highlights in 2013 included:

●	The development of a new generation of the flagship ADEPT product which is more flexible, easier to manufacture and recently passed the Navy’s tough environmental “shake and bake” tests.

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Continued work on a new Condition Based Maintenance (CBM) system for the LCS. This was our largest in-house development effort in 2013, and was funded by the Office of Naval Research (ONR) under the highly-competitive Rapid Innovation Fund program (RIF).

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Completion of the LCS Pilot Program on the USS Freedom (LCS 1). During the ship’s first major overseas cruise, the Mikros ADSSS system sent maintenance data back onshore throughout the deployment. Our Navy sponsor described this program as “completely successful” and we are now working closely with the LCS Program Office on future developments. Soon we plan to install a system on the USS Fort Worth (LCS 3) for further testing. After a pilot program for LCS-1, Mikros is developing the LCS class design on a $2.8M Naval Sea Sytems Command (NAVSEA) contract.

We also accelerated our pursuit of potential non-defense markets. We believe that many of our core capabilities, including remote monitoring, rugged systems, predictive maintenance and communications expertise, could be applied to other industries which work with complex distributed systems. Targeted industries include utilities, communications and transportation systems. As an initial test case, we are currently exploring applications in the railroad industry, including discussions with industry leaders about potential joint ventures.

In closing, we believe that we have weathered the worst of the storm and positioned Mikros well to resume future growth.

We thank all of our shareholders for their continued support. We welcome and invite your inquiries and ideas.

Sincerely,

Tom Meaney

President and CEO